Exhibit 99 (a)



Excellence in Electronics, Telecommunications, Automotive, Publishing
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                                  News Release

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For Immediate Release                            Contact: David A. Kauer
                                                          Vice President and
                                                          Treasurer
                                                          (614) 792-0468

             INSILCO CORPORATION REPORTS THIRD QUARTER 1997 RESULTS

     COLUMBUS, OHIO, OCTOBER 22, 1997 - INSILCO CORPORATION (NASDAQ:INSL) today reported net income of $3.6 million, or $.62 per share, for its third quarter ended September 30, 1997, on sales of $131.4 million. The 1997 third quarter included an extraordinary charge of $0.7 million, or $.12 per share, related to the early extinguishment of debt as a result of the Company's refinancing and share repurchase which was completed in August.

     For the nine months ended September 30, 1997 the Company recorded net income of $78.1 million, or $9.19 per share, which included an after tax gain of $57.8 million, or $6.80 per share, on the first quarter sale of the Rolodex business unit. For the nine months ended September 30, 1997 sales were $418.4 million.

     The Company said that reported results were not comparable to the prior year results due to acquisitions and divestitures completed after July 1, 1996 and its recent refinancing and share repurchase. For the three and nine months ended September 30, 1996, without adjustments for acquisitions, divestitures and the Company's refinancing and share repurchase, respectively, the Company earned $8.5 million, or $.86 per share and $26.4 million, or $2.67 per share, respectively. Sales for the three and nine month periods ended September 30, 1996 were $142.9 million and $443.4 million, respectively.

PRO FORMA RESULTS

     On an unaudited pro forma basis, adjusting results for the 1996 acquisition of the Lingemann aluminum tubing business, the 1996 and 1997 divestitures of the Company's office products businesses, and the third quarter 1997 share repurchase and debt issuance, as if all had occurred at the beginning of the respective periods, the Company reported higher sales and operating income for the third quarter and nine months. Pro forma results were as follows: Sales of $131.4 million for the third quarter 1997 were up 8% from $122.2 million recorded in the 1996 third quarter. Operating income increased 6% in the current year third quarter to $11.0 million, from $10.4 million recorded in the year earlier third quarter. Net income for the third quarter of 1997 was $3.1 million, or $.73 per share, compared to $4.0 million, or $.96 per share, recorded in the 1996 third quarter. The Company noted that other non-operating income declined from $2.5 million in last year's third quarter to $0.1 million this year. Last year's other income for the third quarter included a favorable non-recurring adjustment of $2.2 million, or $.33 per share, to the Company's environmental liabilities.

     Pro forma sales of $407.6 million for the first nine months of 1997 were up 4% from $391.6 million recorded in the first nine months of 1996. Operating income was $39.8 million for the first nine months of 1997, up 7% from $37.2 million recorded in the nine months ended September 30, 1996. Year to date 1997 net income was $12.9 million, or $3.10 per share, compared to $12.9 million, or $3.09 per share, recorded in the first nine months of 1996.

BUSINESS DISCUSSION

     The Company's Automotive Components Group reported 6% sales growth in the 1997 third quarter to $55.7 million, compared to $52.6 million reported in the year earlier third quarter. Sales growth was moderated by continued softness in aftermarket demand for heat exchangers and related components and flat OEM shipments of transmission components. Operating income for the Automotive Components Group was $5.5 million in the quarter, compared to $6.2 million in the year ago third quarter. The Group's operating performance was primarily impacted by lower operating income from the businesses acquired in 1996 and increased research and development expenses associated with the Group's new technical center.

     The Company's Technologies Group reported 10% sales growth in the third quarter to $50.1 million from $45.5 million in the 1996 third quarter. Strong telecommunications market demand for contract manufacturing continued in the quarter with sales of wire and cable assemblies up 21%, despite a comparison against 34% sales growth in last year's third quarter. Power transformer sales grew 23% in the quarter, while precision stampings and connector sales were essentially flat. Operating income for the Technologies Group was $6.9 million in the 1997 third quarter, compared to $6.4 million recorded in the 1996 third quarter. Operating results for the wire and cable assembly and power transformer businesses improved sharply during the quarter, but were partially offset by operating income declines from the precision stamping and connector businesses. The Group's El Paso, Texas precision stamping facility, which began production early in 1997, continued to report an operating loss in the third quarter, as it builds a new customer base in the southwestern United States.

     Sales at the Company's Taylor Publishing business unit were up 6% in the third quarter to $25.6 million, compared to 1996 third quarter sales of $24.1 million. Taylor's operating income was $0.9 million, compared to $0.2 million recorded in the third quarter last year. The Company said the increase in sales and operating income was largely due to the timing of deliveries of fall season yearbooks versus a year ago.




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REFINANCING AND SHARE REPURCHASE

     As previously reported, during the third quarter the Company completed the repurchase of 5.7 million shares of its common stock for $220 million, reducing outstanding shares to approximately 4.1 million at the end of the quarter. In connection with this share repurchase, the Company issued $150 million of 10.25% senior subordinated notes, due in 2007 and replaced its previous bank credit facility with a new six year $200 million secured bank credit facility (at LIBOR plus 1.25%).

CEO COMMENTS

     Robert L. Smialek, Insilco Chairman and CEO, said, "We are pleased to report improved operating performance at several of our business units. Our wire and cable assembly business benefited from both strong telecommunications market demand and from an expansion of its customer base. Our power transformer business has rebounded nicely from a year ago, reporting double digit sales growth in each of the past two quarters and markedly improved operating income. Taylor Publishing, coming off its peak yearbook season, posted improved results, although the benefit of the technology and automation investments we continue to make today to capture additional market share will not be recognized until future years. However, the performance of our connector and precision stamping business units and certain businesses in our Automotive Components Group tempered the favorable results overall."

     "While most of our business units are participating in markets with strong long-term growth profiles or trends that will provide strong future growth prospects, we are mindful of the difficult near-term factors in certain of our markets and businesses. In addition, our 1997 fourth quarter results will be taxed at a normalized corporate tax rate, which will make a difficult comparison versus the prior year when we recorded non-recurring deferred tax assets that reduced the pro forma effective tax rate to 1% in the quarter."

     "From an operating perspective, current year results at our connector business have been impacted by the lack of new product introductions. As we have previously stated, it will be 1998 before meaningful revenues are generated from new products scheduled for release in late 1997 and the first half of 1998. Nonetheless, the long-term outlook for inter-connectivity products remains strong and we are positioning our business to continue a leadership position in the data grade segment of the connector market."

     "The Automotive Components Group experienced continued soft aftermarket demand for heat exchangers as well as a substantial decline in the order backlog of our heat exchanger equipment manufacturing business as of the end of the quarter. Third quarter results were also affected by additional expenses related to the integration of our German acquisition into our operations. In addition, our ability to improve results at our new Duncan, S.C. manufacturing facility have been hampered all year by the ongoing FTC inquiry. However, we are evaluating a number of alternatives to enhance the profitability of our tubing operations and will be able to take appropriate actions once the FTC matter has been resolved. In addition, we are strengthening our distribution network and broadening our aftermarket radiator product line to capitalize on the anticipated increase in replacement market demand. Our optimism about the long-term growth prospects in the world-wide heat exchanger market remains strong," Smialek concluded.




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     The statements made in this press release which are not historical facts may be deemed forward looking statements, and, as such, are subject to certain risks and uncertainties, including statements concerning Taylor Publishing and the future benefits and market share gains resulting from current capital investments, sales growth as a result of market acceptance for the Company's new connector products, the ability of the Company's connector business to maintain its leadership position, the Company's ability to improve automotive aftermarket sales, the Company's ability to improve its tubing operations' performance and statements concerning the growth prospects present in the automotive markets served by the Company's automotive businesses. It is important to note that results could differ materially from those projected in such forward looking statements. Factors which could cause results to differ materially include, but are not limited to the following: delays in new product introductions, lack of market acceptance for new products, changes in demand for the Company's products, changes in market trends, general competitive pressures from existing and new competitors, changes in interest rates, and adverse economic conditions which could affect the amount of cash available for debt servicing and capital investments. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 1996, and the Company's report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997. Copies of these filings may be obtained by contacting the Company or the SEC.

     Insilco Corporation, based in suburban Columbus Ohio, is a diversified manufacturer of industrial components and a supplier of specialty publications. The Company's industrial business units serve the automotive, electronics, telecommunications and other industrial markets, and its publishing business serves the school yearbook market. It had revenues in 1996 of $572 million.

     Investor Relations Contact: David A. Kauer, (614) 792-0468 or write to Insilco Corporation, Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860.

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                               INSILCO CORPORATION

                    Condensed Consolidated Income Statements
                                   (Unaudited)
                  (Amounts in millions, except per share data)

                                  THIRD QUARTER

                                                             Actual                             Pro Forma
                                                 ------------------------------      --------------------------------

                                                 Three Months      Three Months       Three Months     Three Months
                                                     Ended            Ended              Ended             Ended
                                                 September 30,    September 30,      September 30,     September 30,
                                                     1997              1996               1997             1996
                                                 -------------    -------------      --------------    -------------
Sales                                               $ 131.4             142.9             131.4             122.2

Gross profit                                           34.3              41.0              34.3              31.1
     % of sales                                        26.1%             28.7%             26.1%             25.5%

SG&A                                                   23.1              26.7              23.1              20.5
Goodwill amortization                                   0.2               0.1               0.2               0.2
                                                    -------            ------            ------            ------

         Operating income                              11.0              14.2              11.0              10.4

Interest expense, net                                  (4.9)             (4.4)             (7.0)             (7.6)
Equity in net income of Thermalex                       0.6               0.9               0.6               0.9
Other income and expense, net                           0.1               1.8               0.1               2.5
                                                    -------            ------            ------            ------

         Income before income taxes and
         extraordinary item                             6.8              12.5               4.7               6.2

Income tax expense                                     (2.5)             (4.0)             (1.6)             (2.2)
                                                    -------            ------            ------            ------
     Income tax rate                                   36.2%             32.2%             35.2%             36.3%

         Income before extraordinary item               4.3               8.5               3.1               4.0

Extraordinary item, net of tax                         (0.7)             --                --                --
                                                    -------            ------            ------            ------

         Net income                                 $   3.6               8.5               3.1               4.0
                                                    =======            ======            ======            ======


Earnings (loss) per share:
     Income before extraordinary item               $  0.74              0.86              0.73              0.96
     Extraordinary item                               (0.12)             --                --                --
                                                    -------            ------            ------            ------

         Net income per share                       $  0.62              0.86              0.73              0.96
                                                    =======            ======            ======            ======


Weighted average shares outstanding                     5.8               9.9               4.2               4.1
                                                    =======            ======            ======            ======

Memo: Depreciation expense
 included in earnings                               $   4.6               4.6               4.6               4.1
                                                    =======            ======            ======            ======



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                               INSILCO CORPORATION

                    Condensed Consolidated Income Statements
                                   (Unaudited)
                  (Amounts in millions, except per share data)

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                        Actual                              Pro Forma
                                                           --------------------------------      ---------------------------------
                                                            Nine Months        Nine Months         Nine Months        Nine Months
                                                               Ended              Ended               Ended              Ended
                                                           September 30,      September 30,       September 30,      September 30,
                                                               1997                1996                1997              1996
                                                           -------------      -------------       -------------      -------------
Sales                                                         $418.4               443.4               407.6              391.6

Gross profit                                                   117.7               131.6               112.5              105.3
     % of sales                                                 28.1%               29.7%               27.6%              26.9%

SG&A                                                            75.4                84.3                72.3               67.7
Goodwill amortization                                            0.4                 0.2                 0.4                0.4
                                                              ------               -----               -----              -----

         Operating income                                       41.9                47.1                39.8               37.2

Interest expense, net                                          (10.6)              (13.4)              (21.6)             (24.0)
Gain on sale of Rolodex                                         95.0                  --                  --                 --
Equity in net income of Thermalex                                2.2                 2.3                 2.2                2.3
Other income and expense, net                                    0.1                 3.5                 0.1                4.2
                                                              ------               -----               -----              -----

         Income before income taxes and
            extraordinary item                                 128.6                39.5                20.5               19.7

Income tax expense                                             (49.8)              (13.1)               (7.6)              (6.8)
                                                              ------               -----               -----              -----
     Income tax rate                                            38.7%               33.2%               36.8%              34.7%

         Income before extraordinary item                       78.8                26.4                12.9               12.9

Extraordinary item, net of tax                                  (0.7)                 --                  --                 --
                                                              ------               -----               -----              -----

         Net income                                           $ 78.1                26.4                12.9               12.9
                                                              ======               =====               =====              =====

Earnings (loss) per share:
     Income before extraordinary item                         $ 9.27                2.67                3.10               3.09
     Extraordinary item                                        (0.08)                 --                  --                 --
                                                              ------               -----               -----              -----

         Net income per share                                 $ 9.19                2.67                3.10               3.09
                                                              ======               =====               =====              =====


Weighted average shares outstanding                              8.5                 9.9                 4.2                4.2
                                                              ======               =====               =====              =====

Memo: Depreciation expense
     included in earnings                                     $ 14.2                12.6                14.0               12.7
                                                              ======               =====               =====              =====

Capital Spending                                              $(15.0)              (14.7)              (15.0)               N/A
                                                              ======               =====               =====              =====

Trailing Four Quarter EBITDA                                  $ 72.5                77.3                67.6                N/A
                                                              ======               =====               =====              =====

                              INSILCO CORPORATION

                     Condensed Consolidated Balance Sheets
                                  (Unaudited)
                                 (In Millions)

                                                                        9/30/97         12/31/96         9/30/96
               Assets                                                   -------         --------         -------
Current assets:
     Cash and cash equivalents                                          $   4.6             3.5              1.4
     Receivables, net                                                      90.3            82.4             90.1
     Inventories, net                                                      54.5            66.4             64.4
     Current portion of deferred taxes                                      1.6            29.9              7.5
     Assets held for sale                                                    --              --             10.7
     Prepaid expenses                                                       7.1             7.0              7.4
                                                                        -------           -----            -----

            Total current assets                                          158.1           189.2            181.5

Property, plant and equipment, net                                        110.3           114.4            112.3
Goodwill, net                                                              13.6            13.7             12.8
Deferred taxes                                                              3.8             7.5             19.2
Other assets and deferred charges                                          28.2            27.2             30.7
                                                                        -------           -----            -----

            Total assets                                                $ 314.0           352.0            356.5
                                                                        =======           =====            =====

            Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
     Current portion of long-term debt                                  $   0.6            24.3             20.2
     Current portion of long-term obligations                               5.6             6.7              7.0
     Accrued interest payable                                               3.6             3.1              3.3
     Accounts payable                                                      34.0            38.0             32.6
     Accrued expenses and other                                            58.7            69.1             57.6
                                                                        -------           -----            -----

            Total current liabilities                                     102.5           141.2            120.7

Long-term debt                                                            279.7           136.7            184.3
Other long-term obligations                                                37.5            40.7             41.1
Stockholders' equity (deficit)                                           (105.7)           33.4             10.4
                                                                        -------           -----            -----

            Total liabilities and stockholders' equity (deficit)        $ 314.0           352.0            356.5
                                                                        =======           =====            =====